                                                                   EXHIBIT 10.20

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     ASSET PURCHASE AGREEMENT, dated as of May 30, 1997, by and among NEW ENGLAND AUDIO CO., INC., a Massachusetts corporation with a mailing address at 40 Hudson Road, Canton, Massachusetts 02021 (the "Purchaser") and HIFI BUYS INCORPORATED, a Georgia corporation with a mailing address at 1200-A Wilson Way, Smyrna, Georgia 30082-9848 (the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is engaged in the retail sale of consumer electronic and entertainment products in Georgia and

     WHEREAS, the Seller desires to convey, sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Assets (as hereinafter defined), and the Purchaser is willing to assume all of the Assumed Liabilities (as hereinafter defined), on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                          Purchase and Sale of Assets.

     SECTION 1.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller does hereby sell, transfer, convey, assign and set over ("Transfer") to the Purchaser, and the Purchaser does hereby purchase and acquire from the Seller, all of the Seller's right, title and interest in and to all of its properties, rights, claims, contracts and assets, tangible or intangible, real or personal, choate or inchoate, wherever located (collectively, "Properties"), but excluding, in all events, the Excluded Assets (as hereinafter defined) (all such Properties so Transferred are hereinafter collectively referred to as the "Assets").

     SECTION 1.2 ASSETS; EXCLUDED ASSETS.

     A. ASSETS. Without limiting the generality or effect of Section 1.1, the following Properties are included in the Assets Transferred hereunder:

          1. RECEIVABLES. Except for receivables relating to the Excluded Assets, all trade, miscellaneous, accounts and notes receivable arising out of the sale or



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lease of goods or the rendering of services by the Seller, and all security for any of the foregoing, including without limitation such of the foregoing as are listed or described on SCHEDULE 1.2(A)(1) hereto (collectively, the "Receivables").

          2. FIXED ASSETS. Except as set forth in Section 1.2(B)(5) and except for those assets set forth on SCHEDULE 1.2(B)(7), all machinery, equipment, leasehold improvements, business machines, tooling, vehicles, parts, furniture, furnishings, plant and office equipment and other fixed assets or personal property owned, leased or otherwise held by or on behalf of the Seller, including without limitation such of the foregoing assets as are owned by the Seller and are located at any of the Current Locations (as hereinafter defined), and the rights of the Seller as bailee of any of the foregoing assets, and including without limitation the assets listed on the fixed asset register (the "Fixed Asset Register") included as SCHEDULE 1.2(A)(2) hereto (collectively, the "Fixed Assets").

          3. INVENTORY. All inventories, including raw materials, parts, work in process, goods held for sale, returns, repairs, finished goods and manufacturing, administrative and other supplies owned by the Seller including, without limitation, any of the foregoing which have been furnished to any subcontractor or other bailee (collectively, the "Inventory").

          4. COMMITMENTS. All rights of Seller under all contracts, agreements, other rights of a contractual nature and franchises (collectively, with all Manufacturer's Warranties, as defined below, "Commitments") to the extent such Commitments relate to the Seller Business or the Assets (such Commitments so transferred, the "Purchased Commitments"), including without limitation such of the foregoing as are listed on SCHEDULE 1.2(A)(4) under the heading "Purchased Commitments" but excluding those listed on SCHEDULE 1.2(A)(4) under the heading "Non-Purchased Commitments".

          5. PREPAID AND OTHER ITEMS. All credits, prepaid and deferred items and advanced payments, other than prepaid insurance policy premiums, such as :
(i) rentals (but excluding prepaid rental received from third party subtenants for their lease of space at the Excluded Real Property), (ii) security deposits (but excluding security deposits received from third party subtenants in connection with their lease of space at the Excluded Real Property), and (iii) Taxes (but excluding prepaid Income Taxes and Taxes relating to any Excluded Assets); and unbilled charges and deposits, and including without limitation those prepaid items set forth on SCHEDULE 1.2(A)(5) hereto but excluding prepaid business license fees which are not transferable with respect to the Current Locations.

          6.   DATA AND RECORDS. Except for the Corporate Records (as defined in
Section 1.2(B)(2)), all data and records of the Seller, wherever located and regardless of how stored or embodied and whether in electronic, written or other form, including books and records (other than minute books and records of meetings of the directors and



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stockholders of the Seller), customer lists, dealer and distributor lists, credit information and correspondence, and employee records and information.

          7. INTELLECTUAL PROPERTY. Except for those license agreements set forth on Schedule 1.2(A)(4) as Non Purchased Commitments, if any, all licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, inventions and discoveries (whether patentable or not), computer software, and other similar rights of the Seller, and all applications therefor and registrations thereof, including without limitation (i) those listed in SCHEDULE 1.2(A)(7) hereto and (ii) all other Proprietary Information (as hereinafter defined) of the Seller (collectively, the "Intellectual Property") and all rights to sue for past, present and future infringement or other violations of the Intellectual Property. Without limiting the generality or effect of the foregoing, the Intellectual Property includes the Seller's rights in the name "HiFi Buys" and the phrase "Audio Video and a Boatload of Know How" and all trademark and service mark rights relating to such names, if any, along with the rights (common law or otherwise), registrations and logos and goodwill relating thereto, if any, and to the design element and any variations or combinations thereof and the goodwill relating thereto, if any. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that Seller has not filed for a federal, state or other trademark registration of the name "HiFi Buys" or any derivation thereof.

          8. CASH AND DEPOSITS, ETC. All cash and deposits of cash and cash equivalents, certificates of deposit, payroll accounts, securities (whether certificated or uncertificated, and whether or not commonly dealt in on securities exchanges or markets) and any similar cash investments of the Seller, including without limitation all of the foregoing described on SCHEDULE 1.2(A)(8) hereof.

          9. LEASES. The leasehold interests of the Seller under the leases listed on SCHEDULE 1.2(A)(9) (such leases are referred to herein as the "Seller Leases," and the real estate subject to such leases as the "Leased Real Properties").

          10. CLAIMS. Except as set forth in Section 1.2(B)(6), all claims, counterclaims, cross claims and other claims and causes of action against third parties and any rights to contribution (including without limitation rights to indemnification) of the Seller.

          11. PERMITS AND LICENSES. Except as set forth on Schedule 1.2(B)(7), all permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, "Licenses") currently held by Seller, including without limitation all of the Licenses listed on SCHEDULE 1.2(A)(11).

          12.  MANUFACTURERS' AND VENDORS' WARRANTIES. Except as set forth on
Schedule 1.2(B)(7), all of the Seller's rights under manufacturers' and vendors' warranties, guaranties and similar commitments relating to items included in the Assets



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(collectively, "Manufacturer's Warranties"), including without limitation all of the Manufacturer's Warranties listed on SCHEDULE 1.2(A)(12).

          13. OTHER ASSETS. Except for the Excluded Assets, all such other Properties of the Seller that are located at, used in or relate to the conduct of the Business at any of the Current Locations.

     B. EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, the following Properties (the "Excluded Assets") are not included in the Assets and Purchaser shall have no rights or claims thereto:

          1. TAX REFUNDS. All state or federal Income Tax refunds due to the Seller for periods prior to the Closing Date and all prepaid Income Taxes and prepaid Taxes to the extent relating to any Excluded Assets.

          2. MINUTE BOOKS, ETC. All of (a) the Seller's minute books, stock record books and corporate seal and Tax records and (b) any other corporate records of the Seller to the extent not pertaining to the Assets (collectively, the "Corporate Records").

          3. INSURANCE. Any policies of insurance, whether or not relating to the Seller Business or the Assets and all prepaid insurance premiums and refunds.

          4. PENSION PLANS, ETC. Except for the assets of the CIGNA Healthcare Plan provided by Connecticut General Life Insurance Company and the CIGNA Healthcare Cash Management Program dated December 15, 1995, the assets of the pension and other funded Benefit Plans (as hereinafter defined) or Benefit Arrangements (as hereinafter defined), including without limitation, those listed in SCHEDULE 1.2(B)(4) hereto.

          5. CERTAIN REAL ESTATE. The fee interest of the Seller in the real estate premises used by the Seller in the Seller Business at West Lidell Road, Duluth, Georgia (collectively, the "Excluded Real Property") and the furniture, fixtures, machinery and equipment located at the Excluded Real Property, used in the Seller Business as presently conducted at the Excluded Real Property and which are described on SCHEDULE 1.2(B)(5) (the "Excluded Personalty") (subject, however, to the Purchaser's rights as tenant under the lease covering the Excluded Real Property and the Excluded Personalty, referred to in Section 3.2(A)(3), below); and the leasehold interest (and related sublease) of Seller in the real estate located at Old Cobb Parkway, Atlanta, Georgia 30339.

          6. RETAINED CLAIMS. All claims, counterclaims, cross-claims and other claims and causes of action against third parties and any rights to contribution (including, without limitation, rights to indemnification) of the Seller to the extent they relate to the Excluded Assets or the Excluded Liabilities.



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          7.   OTHER EXCLUDED ASSETS. The "Non-Purchased Commitments" listed on
Schedule 1.2(A)(4) and the automobile and other assets listed on SCHEDULE 1.2(B)(7).

     C.   ADDITIONAL DEFINED TERMS.

          1. "BUSINESS OR SELLER BUSINESS". As used herein, the terms "Business" or "Seller Business" shall each mean the business as conducted by the Seller at any time prior to Closing, pursuant to which the Seller engages or has engaged in the retail sale of consumer electronic and entertainment products, and any and all business activities incident or ancillary thereto.

          2. "DISCLOSURE SCHEDULE". As used herein, the term "Schedule" or "Disclosure Schedule" shall mean the Schedules attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

          3. "CURRENT LOCATIONS". As used herein, the term "Current Locations" shall mean, collectively, the locations and parcels of real estate which together comprise the Excluded Real Property (absent the [8,000] square feet of the Excluded Real Property allocated to a third party sub-tenant) and the Leased Real Properties.


                                   ARTICLE II

                                 Purchase Price

     Section 2.1. PAYMENT AT CLOSING. In consideration of the purchase and sale of the Assets and the covenants herein contained, the Purchaser shall at the
Closing: (i) pay to the Seller, subject to adjustment as set forth in Section 2.2, the aggregate amount of $11,500,000, of which (a) $11,250,000 is being paid by the Purchaser to the Seller on the Closing Date; and (b) $250,000 is being delivered into escrow pursuant to the Escrow Agreement (as hereinafter defined);
(ii) pay to Wachovia Bank of Georgia, N.A. ("Wachovia") for the account of Seller by wire transfer of immediately available funds, the amount of $5,783,308.71 (the amounts to be paid under (i) and (ii) above are referred to hereinafter, collectively, as the "Unadjusted Cash Payment"); (iii) execute and deliver to the Seller (a) the Promissory Note (as hereinafter defined) and (b) the Warrant (as hereinafter defined); and (iv) assume the Assumed Liabilities as provided in Article IV hereof.

     Section 2.2. POST-CLOSING ADJUSTMENT.

          A. GENERAL. The Purchaser and the Seller acknowledge and agree that the "November Net Asset Value" as shown on SCHEDULE 2.2(A) hereto is $1.3 million.



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The Unadjusted Cash Payment shall be reduced or increased dollar-for-dollar, as the case may be, to the extent that the Closing Net Asset Value as determined as provided in this Section 2.2, is less than or greater than $1,000,000 (as so adjusted, the "Adjusted Cash Payment"). As used herein, the term "Closing Net Asset Value" shall mean (i) the aggregate book value of the Assets less the amount of the Assumed Liabilities as such categories of assets and liabilities would be deemed to exist assuming the Closing had, in fact, occurred effective at the close of business on May 31, 1997 plus (ii) the amount of the Wachovia Debt paid under 2.1(ii) above, and shall be calculated in accordance with
Section 2.2(F).

          B. PREPARATION OF CLOSING NET ASSET VALUE STATEMENT. Within 60 calendar days after the Closing Date, the Purchaser will cause its accountants, Deloitte & Touche, or such other nationally known firm of independent public accountants selected by the Purchaser and reasonably acceptable to Seller (the "Purchaser's Accountants"), to prepare and deliver to the Seller an audited balance sheet which fairly presents the Assets and the Assumed Liabilities, calculated as provided in the last sentence of Section 2.2(A) above and in accordance with Section 2.2(F), and which sets forth (1) a determination of the Closing Net Asset Value and a computation of the Adjusted Cash Payment and (2) the amount of the post-closing adjustment, if any, payable by the Seller or the Purchaser, as the case may be, as provided in Section 2.2(A) (the "Closing Net Asset Value Statement"). During such 60 day period, the Seller, the Purchaser and their respective authorized representatives (including without limitation the Seller's Accountants (as hereinafter defined) and the Purchaser's Accountants) shall be entitled to access, during normal business hours, to the books, records and work papers of the Seller and to provide input to the Purchaser's Accountants during the preparation of the Closing Net Asset Value Statement. As part of the preparation of the Closing Net Asset Value Statement, the Purchaser's Accountants shall, without limitation, review and make such adjustment, if any, as it shall deem necessary to any Assets reflecting accrued manufacturer's COOP receivables and like items to ensure that the amount thereof reflects accruals through the Closing for advertising funds, "key city" funds, coop advertising funds, volume rebates and the like, based on amounts which would be received by the Seller assuming its continued operation of the Business following the closing in the ordinary course and consistent with past GAAP accounting practices and reasonable projections. Without limiting the generality of the foregoing, the Purchaser shall retain those employees of Seller set forth on SCHEDULE 2.2(B) hereto, at their present salary, to assist in the preparation of the balance sheet and the Closing Net Asset Value Statement during such 60-day period. Seller hereby agrees to reimburse Purchaser for one-half of the wages paid to such employees during such 60-day period within 30 days after receipt of an invoice therefor from Purchaser. In addition, the Purchaser and the Seller shall otherwise cooperate with each other and with each other's authorized representatives in connection with the preparation, audit and review of the Closing Net Asset Value Statement, provided that the foregoing does not unreasonably interfere with the other parties' conduct of their businesses after the Closing.



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          C.   SELLER ACCEPTANCE OF OR DISAGREEMENT WITH CLOSING NET ASSET VALUE
STATEMENT. If, within 30 calendar days after the date of the Seller's receipt of the Closing Net Asset Value Statement, the Seller determines in good faith that the computations therein are inaccurate, the Seller will give written notice (a "Dispute Notice") to the Purchaser within such 30-calendar day period (i) setting forth the Seller's determination of the Closing Net Asset Value and the Adjusted Cash Payment to the extent determinable, and (ii) specifying in reasonable detail the Seller's basis for its disagreement with the Purchaser's computations. Any amount that is not in dispute after taking into account the Dispute Notice shall be promptly paid by the party obligated to make such payment to the party entitled to receive such payment. The failure by the Seller to give a Dispute Notice within such 30-calendar day period will be deemed to constitute a final determination of the Closing Net Asset Value and the Adjusted Cash Payment as set forth on the Closing Net Asset Value Statement which shall then be binding upon all parties for all purposes hereunder. As used herein, the term "Seller's Accountants" shall mean Deloitte & Touche, or such other nationally recognized accounting firm as the Seller shall designate in writing to the Purchaser and which shall be reasonably acceptable to the Purchaser. The Seller, Seller's representatives and Seller's Accountants shall be entitled to reasonable access, during normal business hours, to Purchaser's books, records and work papers to the extent reasonably necessary for Seller to review the Closing Net Asset Value Statement. In addition, Purchaser and Seller shall otherwise cooperate with each other and with each other's authorized representatives in connection with Seller's review of the Closing Net Asset
Value Statement.

          D. DISPUTE RESOLUTION. If the Purchaser and the Seller are unable to resolve any disagreement between them within 30 calendar days after Purchaser's receipt of a Dispute Notice from the Seller, the items in dispute shall be referred for determination to Ernst & Young LLP (the "Dispute Accountants") as promptly as practicable. The Dispute Accountants will make a determination as to each item in dispute, which determination will be (a) in writing, (b) furnished to each of the Purchaser and the Seller as promptly as practicable after the item in dispute has been referred to the Dispute Accountants, (c) made in accordance with this Agreement, and (d) conclusive and binding upon each of the Purchaser and the Seller. Each of the Purchaser and the Seller will use reasonable efforts to cause the Dispute Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Dispute Accountants for information, books, records and similar items. Neither party will disclose to the Dispute Accountants, and the Dispute Accountants will not consider for any purpose, any settlement offer made by either party. As part of the resolution of all outstanding disputes, the parties will cause the Dispute Accountants to prepare a balance sheet reflecting the Closing Net Asset Value as finally determined, a computation of the Adjusted Cash Payment and the amount of the post-closing adjustment payable by the Seller or the Purchaser, as the case may be, to the other pursuant to this Section 2.2 (the "Final Closing Net Asset Value Statement"). Such Final Closing Net Asset Value Statement shall supersede all prior versions of the Closing Net Asset Value Statement or the Dispute Notice for all purposes.



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          E.   PAYMENT OF ADJUSTED CASH PAYMENT. To the extent that the
Unadjusted Cash Payment is more than the Adjusted Cash Payment as finally determined under this Section 2.2, the Seller will, within 15 calendar days after such final determination or deemed final determination of the Closing Net Asset Value, cause the amount of such difference to be paid to Purchaser first from the Escrow Account, together with any interest earned thereon while in the Escrow Account, from the Closing Date to the date of payment, and second, to the extent not satisfiable from such amounts, directly by the Seller within such 15 calendar days. To the extent that the Unadjusted Cash Payment is less than the Adjusted Cash Payment as finally determined under this Section 2.2, the Purchaser, will, within 15 calendar days after such final determination or deemed final determination of the Closing Net Asset Value, make payment by wire transfer of New York Clearing House funds of any unpaid amount of such difference, together with interest thereon, from the Closing Date to the date of payment at a rate equal to that interest rate earned on the funds in the Escrow Account, calculated on the basis of the actual number of days elapsed over 365, to such account as has been designated by the Seller to the Purchaser.

          F. ACCOUNTING STANDARDS; EXPENSES. The Closing Net Asset Value Statement, the Dispute Notice, the Final Closing Net Asset Value Statement and the Closing Balance Sheet shall each be prepared in accordance with those accounting standards set forth in SCHEDULE 2.2(F) and, to the extent not inconsistent therewith, United States generally accepted accounting principles ("GAAP") (such standards, the "Agreed Upon Accounting Standards") applied on a basis consistent with the preparation of the November Balance Sheet, provided that, the Closing Net Asset Value Statement, the Dispute Notice and the Final Closing Net Asset Value Statement shall include the Assets as the only assets thereon and, subject to subparagraphs (a), (c), (d) and (e) below, the Assumed Liabilities as the only liabilities thereon (such Assets and Assumed Liabilities to be calculated in accordance with the last sentence of Section 2.2(A)). The Closing Net Asset Value Statement, the Dispute Notice and the Final Closing Net Asset Value Statement shall, in any event, (a) exclude from the Assumed Liabilities thereon (i) the amount of $1,775,000 attributable to indebtedness relating to the Excluded Real Property (the "Real Estate Debt") and (ii) any and all amounts attributable to accrued vacation liability with respect to Seller Employees or Former Employees ("Employee Vacation Liabilities"), (b) exclude from the Assets thereon $2,875,000 attributable to the Excluded Real Property
(c) exclude from the Assumed Liabilities thereon claims, if any, incurred or arising during the period following Closing until 11:59 p.m. eastern daylight time on May 31, 1997, directly from the Purchaser's operation of the Business outside the ordinary course as conducted by the Seller, (d) include as additional Assumed Liabilities thereon (for computational purposes only) the aggregate amount owed by the Seller to Wachovia (excluding the Real Estate Debt) (such amount owed to Wachovia less the Real Estate Debt is referred to herein as the "Wachovia Debt") immediately prior to the payment to Wachovia provided in
Section 2.1(ii) and (e) include other mutually agreed upon accruals. The Wachovia Debt is to be included as additional liabilities pursuant to the foregoing clause (d) solely for purposes of calculating Closing Net Asset Value under this



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

Section 2.2 and the Seller and the Purchaser acknowledge and agree that the Purchaser is not assuming the Wachovia Debt, but rather a portion of the Unadjusted Cash Payment is simultaneously being sent by wire transfer to Wachovia for the benefit of the Seller to repay and discharge such Wachovia Debt in full. Without limiting the foregoing, reserves reflected in any net asset value statement, balance sheet or other document contemplated by this Section
2.2 will be established, maintained, applied or released consistent in all respects with the Agreed Upon Accounting Standards consistently applied. The balance sheet set forth in: (a) the Closing Net Asset Value Statement, if such balance sheet was accepted or deemed accepted by the Seller pursuant to Section 2.2(C) or as such balance sheet has been adjusted and accepted, with the Purchaser's express written consent, as requested by Seller in a Dispute Notice delivered pursuant to Section 2.2(C) hereof, and (b) the Final Closing Net Asset Value Statement, if the dispute resolution procedures of Section 2.2(D) are followed; shall constitute the "Closing Balance Sheet" for purposes of this Agreement. Subject in all respect to Section 9.14 hereof, each of the Purchaser and the Seller shall be responsible for their respective costs and expenses incurred in connection with the procedures set forth in this Section 2.2, including without limitation attorneys' fees and the fees of the Purchaser's Accountants and the Seller's Accountants for services rendered in connection with this Section 2.2, provided, however, that the Seller shall promptly upon the Purchaser's request reimburse the Purchaser for the fees of the Purchaser's Accountants, incurred in connection with the development of the Closing Net Asset Value Statement pursuant to Section 2.2(C), provided that such reimbursement obligation shall not exceed $25,000. The fees to be paid to the Dispute Accountants pursuant to Section 2.2(D) shall be borne one-half by the Purchaser and one-half by the Seller.

     The Purchaser and the Seller acknowledge and agree that to the extent that Purchaser and Seller mutually agree to include an accrued item as a liability on the Closing Balance Sheet that does not constitute an Assumed Liability but which does affect the calculation of the Closing Net Asset Value, and Purchaser refuses to pay the amount of such accrued liability on behalf of Seller as shown on the Closing Balance Sheet to the applicable party, Purchaser will reimburse Seller for any amount disbursed by Seller to such third party up to the amount shown on the Closing Balance Sheet for such liability; provided that nothing in this paragraph shall be interpreted to require Purchaser to assume such accrued liability or to indemnify Seller or any other party with respect to such accrued liability (except for reimbursements to Seller as set forth in this sentence).


                                   ARTICLE III

                                     Closing

     SECTION 3.1 CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Goulston & Storrs on May 30, 1997, and shall be effective as of 5:00 p.m. Eastern Time on May 30, 1997, or such other date and



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

time as the parties shall mutually agree (the "Closing Date"). All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document or instrument shall be deemed complete until all transactions and deliveries of documents and instruments and payments contemplated by this Agreement are completed.

     SECTION 3.2 DOCUMENTS OF CONVEYANCE, ETC.

     A. DELIVERIES OF THE SELLER. Simultaneously herewith, the Seller (and, in the case of the Guaranty and Non-Competition Agreements from Jeffrey Snow, Richard Snow, David Ginsburg, Walter Liederman, and Kerri Snow, referred to in
Section 3.2(A)(8), below, each such person) is delivering the following documents to the Purchaser:

          1. an executed original of the Escrow Agreement, dated the Closing Date, in substantially the form set forth in EXHIBIT A (the "Escrow Agreement").

          2. an executed original of the lease covering the Excluded Real Property and Excluded Personalty dated the Closing Date in substantially the form set forth in EXHIBIT B (the "Lease"), executed by the Seller as landlord thereunder;

          3. executed originals of the secretary's certificates in substantially the form set forth on EXHIBIT C-1;

          4. an opinion of counsel to the Seller in substantially the form set forth in EXHIBIT D hereto;

          5. a receipt for the Unadjusted Cash Payment executed by the Seller in a form satisfactory to Seller;

          6. a certification of non-foreign status signed by the chief executive officer of the Seller affirming that the Seller is not a foreign person within the meaning of Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), which certification shall be in substantially the form set forth in EXHIBIT E hereto;

          7. any clearance certificates or similar documents that may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Unadjusted Cash Payment;

          8. executed originals of the Guaranty and Non-Competition Agreements from Jeffrey Snow, Richard Snow, David Ginsburg, Walter Liederman and Kerri Snow, in each case substantially in the forms set forth in EXHIBIT F hereto;

          9. a letter from Wachovia to the Seller evidencing payment in full of the Wachovia Debt, and executed UCC-3's or other evidence showing that any and all liens, charges and encumbrances on the Assets securing the Wachovia Debt, the Real



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

Estate Debt or the SBA Debt, or any other Liabilities have been or will be promptly released and discharged.

          B. DELIVERIES OF THE PURCHASER. Simultaneously herewith, the Purchaser is delivering the following to the Seller:

               1.  the Unadjusted Cash Payment as set forth in Section 2.1;

               2. an executed original of the Escrow Agreement, dated the Closing Date;

               3.  an executed original of the Lease, dated the Closing Date;

               4. an executed original of the Promissory Note in the principal amount of $1,200,000.00, dated the Closing Date, in substantially the form set forth in EXHIBIT G (the "Promissory Note");

               5. an executed original of the Warrant, dated the Closing Date, in substantially the form set forth in EXHIBIT H (the "Warrant");

               6. an executed original of the officers' certificate in substantially the form set forth on EXHIBIT C-2;

               7. an opinion of counsel to the Purchaser in substantially the form set forth in EXHIBIT I hereto; and

               8. an Assignment and Assumption Agreement, dated the Closing Date, in substantially the form set forth in EXHIBIT J hereto (the "Assignment and Assumption Agreement").

     The Seller and the Purchaser are also delivering to each other, simultaneously herewith, such additional certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as have been requested and agreed to by such parties, (collectively with this Agreement and all of the documents referred to in Section 3.2(A) and 3.2(B) above, the "Closing Documents"). The Seller further agrees that at or subsequent to the Closing, upon the written request of the Purchaser, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller's right, title and interest in and to the Assets.

                                   ARTICLE IV

                            Assumption of Liabilities

     SECTION 4.1. ASSUMED LIABILITIES. At the Closing, and as consideration for the purchase of the Assets pursuant to Section 2.1(iii), the Purchaser shall assume in full and agree to pay, perform and discharge those liabilities and obligations of Seller expressly described and itemized on SCHEDULE 4.1 (collectively, the "Assumed Liabilities").

     SECTION 4.2 EXCLUDED LIABILITIES. Notwithstanding anything contained in this Agreement or the Schedules hereto to the contrary, the Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement or otherwise to have assumed, or to have agreed to pay, satisfy, discharge or perform any of the Excluded Liabilities. The term "Excluded Liabilities," as used herein, shall mean (1) any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated (any and all of the foregoing, "Liabilities") of the Seller which are not listed or described on SCHEDULE 4.1, (2) the Wachovia Debt, (3) the SBA Debt, and (4) any or all of the following whether or not reflected on the Closing Balance Sheet and whether or not they otherwise constitute Excluded Liabilities under the foregoing clause (1), (2) or (3):

          A. LIABILITIES COVERAGE/INSURANCE. All Liabilities of the Seller or any of its Affiliates to the extent covered under any workers compensation, general liability, casualty, property damage, products liability, auto liability, excess general liability or any other insurance policy or program, including any self-insurance program, maintained by the Seller or any of its Affiliates or under which Seller or any of its Affiliates are covered, in each case as of the date of the Closing (collectively, "Insurance").

          B. LIABILITIES RELATING TO EXCLUDED ASSETS. All Liabilities to the extent they relate to any of the Excluded Assets.

          C. BORROWED MONEY. Except as set forth on SCHEDULE 4.2(C), all Liabilities for borrowed money, other than trade payables, including without limitation (i) any obligation evidenced by bonds, debentures, notes or other similar debt instruments, (ii) any obligation to pay the deferred purchase price of goods or equipment constituting Assets and secured by a Lien on such goods or equipment, except for trade payables and pursuant to the Purchased Commitments,
(iii) any monetary obligation under any leasing or similar arrangements which are, or should be, in accordance with GAAP, classified as a capitalized lease, except pursuant to the Purchased Commitments, (iv) any monetary obligation (contingent or otherwise) under letters of credit, bankers' acceptances and similar instruments, and (v) any guarantee or other Liability in respect of any of the foregoing.

          D. TAXES. All Liabilities of the Seller or any predecessor or Affiliate of the Seller arising from or relating to Taxes.

          E. ADVISOR FEES. All Liabilities of the Seller for any legal, accounting, investment banking, environmental services, appraisal, consulting, brokerage or other advisory fees or expenses incurred by the Seller in connection with, resulting from or attributable to the execution and delivery of this Agreement and the consummation of the transactions contemplated to be consummated hereby.

          F. OTHER SITES AND BUSINESSES. All Liabilities of the Seller to the extent arising out of or relating to the conduct of (i) the Seller Business or any other activity, in each case at any location other than the Current Locations or (ii) any other businesses other than the Seller Business regardless of the location(s) at which such other businesses have been or are conducted.

          G. CERTAIN ENVIRONMENTAL LIABILITIES. All Liabilities of the Seller or any predecessors or Affiliates of the Seller arising from any violation of or failure to comply with (or imposed as a matter of strict liability under) any and all Laws (including without limitation any and all Liabilities of the Seller or any predecessors or Affiliates of the Seller under any Environmental Laws (as hereinafter defined)) whether or not disclosed or required to be disclosed pursuant to this Agreement.

          As used above, the term "Environmental Laws" shall mean any and all applicable federal, state, county or local laws, ordinances or regulations (whether now existing or hereafter enacted or promulgated as they may be amended from time to time) relating to the generation, discharge, release, containment, storage, transportation or cleanup of Hazardous Materials or other contaminants or similar materials, including without limitation the following: (1) the Comprehensive Environmental Response, Compensation Liability Act of 1980, 42 U.S.C. ss.9601 ET SEQ.; (2) the Toxic Substances Control Act, 15 U.S.C. ss.2101 ET SEQ.; (3) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136; (4) the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss.1801 to 1812; (5) the Federal Water Pollution Control Act, 32 U.S.C. ss.1251 ET SEQ.;
(6) the Federal Solid Waste Disposal Act; (7) the Federal Clean Air Act, 42 U.S.C. ss.1857 ET SEQ.; and (8) any other federal, state, county, or local statutes or implementing regulations (or any other statutes or implementing regulations of any other Governmental Entity) relating to, regulating, or having jurisdiction over, any environmental contamination, Hazardous Material (as hereinafter defined), Environmental Condition (as hereinafter defined), Release (as hereinafter defined), or Threat of Release (as hereinafter defined).

          H. EMPLOYEE LIABILITIES. Subject to the provisions of Section 9.14(B), any liabilities of Seller for severance, other employee benefits (including without limitation benefits mandated by Law (as hereinafter defined)) or other compensation or damages by or on behalf of any Seller Employees or Former Employees (as hereinafter defined) or by or on behalf of any Governmental Entity (as hereinafter defined) in respect of Seller Employees or Former Employees involving any alleged or actual employment loss, violation of any Law or termination of employment actually or constructively (by operation of Law or pre-existing Commitment, including without limitation any Liability for severance), and all Liabilities of the Seller or any predecessor or Affiliate of the Seller under or with respect to Benefit Plans or Benefit Arrangements (except with respect to the Cigna Healthcare Plan and Cash Management Program), or in respect of payments for unemployment compensation or unemployment insurance, and all coverage obligations under Code Section 4980B and described in Section 5.1(k)(i)(a) and all other Liabilities of Seller in respect of Seller Employees, Former Employees and independent sales representatives or other independent contractors or their respective benefit plans or arrangements.

          I. CERTAIN OTHER LIABILITIES. (i) All Liabilities arising out of or relating to any fact, circumstance or event, the existence or nonexistence of which constitutes a misrepresentation or breach of any representation or warranty of the Seller under this Agreement; and (ii) to the extent not already covered by the foregoing clause (i), and without regard to whether the same are disclosed hereunder, all Liabilities of Seller arising under or pursuant to, or otherwise relating to, any Law requiring the filing or giving of notices with or to any Governmental Entity (including without limitation any state tax authority) or any creditor of the Seller or any other party regarding the transactions contemplated hereby under Article 6 of the Uniform Commercial Code ("Bulk Sales Liabilities").


                                    ARTICLE V

                  Representations and Warranties by the Seller.

     SECTION 5.1 REPRESENTATIONS AND WARRANTIES. The Seller hereby represents and warrants to the Purchaser that:

     A. CORPORATE EXISTENCE AND QUALIFICATION OF SELLER; DUE EXECUTION, ETC. The Seller is a corporation duly organized, validly existing and subsisting under the Laws of the State of Georgia and has the requisite corporate power and authority to own, lease or otherwise hold the Assets and to carry on the Seller Business as conducted through the Closing Date. The Seller is duly qualified to conduct business as a foreign corporation in every jurisdiction in which its ownership or lease of property or conduct of the Seller Business makes such qualification necessary, except for such jurisdictions in which the Seller's failure to be so qualified, individually or together with any other failure so to qualify, would not have a Material Adverse Effect. As used in this Agreement the term "Material Adverse Effect" means a material adverse effect on any of the Assets or the business, condition (financial or otherwise), results of operations or prospects of the

Seller Business or the ability of any party to this Agreement or to any of the other Closing Documents to pay or perform its, his or her respective obligations thereunder. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement and the Closing Documents by the Purchaser, this Agreement and the Closing Documents to which the Seller is a party constitute valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

     B. NO VIOLATION. Except as set forth on SCHEDULE 5.1(B), neither the execution and delivery by the Seller of this Agreement or the Closing Documents to be executed by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby: (i) violates or will violate any Law applicable to the Seller; (ii) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an "Order") applicable to the Seller; (iii) conflicts or will conflict with, or results or will result in a breach of or default under, the Articles of Incorporation or bylaws of Seller, or results or will result in any breach of any Commitment applicable to the Seller (other than a breach which is not material to the enforcement by the Purchaser of the rights to be transferred to it under the respective Purchased Commitment or which does not in any case require any payment of money with respect thereto); or (iv) results or will result in the imposition of any Lien on any of the Assets. Except as set forth on SCHEDULE 5.1(B), no consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Seller or the Seller Business in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Seller of the transactions contemplated hereby or thereby; provided, however, that Seller is relying upon the representations of Purchaser set forth in Section 6.1(E) for purposes of compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     C. FINANCIAL INFORMATION. (i) Attached hereto as SCHEDULE 5.1(C)(I) are balance sheets of the Seller as of December 31, 1995 and December 31, 1996 (the December 31, 1996 balance sheet is referred to herein as the "December Balance Sheet"), respectively, and the related statements of operations, stockholders' equity and cash flows (including any footnotes thereto), for each of the fiscal years then respectively ended all of which (a) have been audited by the Sellers' accountants, whose reports thereon are included within SCHEDULE 5.1(C)(I), (b) have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as otherwise noted therein and (c) present fairly, in all material respects, the financial position of the Seller at the dates indicated in such financial statements and the results of the Seller's operations for the periods stated therein.

          (ii) Attached hereto as SCHEDULE 5.1(C)(II) is the unaudited balance sheet of the Seller as of March 31, 1997, and the respective related statements of operations, stockholders' equity and cash flows (including any footnotes thereto) for the three (3) months then ended all of which (a) have been prepared in accordance with GAAP (with the exception of accounting for vacation accrual which has been reflected consistent with the November Balance Sheet), consistently applied throughout the periods involved subject to normal year-end adjustments (none of which will be material, except as otherwise noted therein and on SCHEDULE 5.1(C)(II)) and (b) present fairly, in all material respects, the financial position of the Seller at the dates indicated in such financial statements and the results of the Seller's operations for the periods stated therein.

          (iii) Attached hereto as SCHEDULE 5.1(C)(III) is the unaudited balance sheet of the Seller as of November 30, 1996 (the "November Balance Sheet"), which (a) has been prepared in accordance with the Agreed Upon Accounting Standards, except as otherwise noted therein, and (b) presents fairly, in all material respects, the financial position of the Seller Business at such date.

          (iv) Except as set forth on SCHEDULE 5.1(C)(IV) and except for returned Inventory (all of which has been made available to Purchaser for inspection), the Inventory that is shown or reflected on the November Balance Sheet consisted only of (as of November 30, 1996), and, except for returned Inventory, the Inventory shown or reflected on the Closing Balance Sheet will consist only of, items usable or salable in the ordinary course of the Seller Business valued in accordance with the Agreed Upon Accounting Standards. Except as set forth on SCHEDULE 5.1(C)(IV), the Seller has no knowledge of any condition, event or occurrence which could reasonably be anticipated to materially adversely affect, after the Closing, the supply of Inventory to the Seller Business by any third party. Seller's trade demo or display, and used or returned Inventory did not comprise, as of November 30, 1996, and will not comprise as of Closing, more than 40% of Seller's total Inventory.

          (v) The aggregate book value of all of the Seller's Inventory as of the Closing Date is not less than $9.5 million valued on a cost basis.

          (vi) Each of the Receivables that are shown or reflected in the November Balance Sheet arose out of, and each of the Receivables shown or reflected in the Closing Balance Sheet will have arisen out of, transactions in the ordinary course of business of the Seller Business and, subject to the reserves therefor shown or reflected in the November Balance Sheet and to be shown or reflected in the Closing Balance Sheet, all such Receivables, in the aggregate, will constitute (or, in the case of the November Balance Sheet, constituted as of November 30, 1996) identifiable indebtedness of the applicable account debtor, not subject to any offset, defense, counterclaim or Lien except as set forth on SCHEDULE 5.1(C)(VI). The related reserves with respect to Receivables shown or reflected in the November Balance Sheet and the Closing Balance Sheet were, or will be as the case may be, adequate under GAAP.

          (vii) The net income of the Seller (as determined in accordance with GAAP and consistent with prior determinations of the Seller's net income) for the period from January 1, 1997 through April 30, 1997 reflected a net loss in the approximate amount of $257,000 (subject to normal year end adjustments).

     D. ABSENCE OF CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 5.1(D), since November 30, 1996, (i) the Seller has caused the Seller Business to be operated only in the ordinary course, consistent with past practice; (ii) the Seller has taken no action which would have violated the provisions of paragraph 10 of that certain letter agreement between the Seller and the Purchaser dated February 3, 1997, which paragraph is reproduced on APPENDIX B hereto, had such paragraph applied to the Seller since November 30, 1996; (iii) the reserves maintained by the Seller have not materially changed; and (iv) there has not been any material adverse change in the Assets or business, financial condition, or results of operations or prospects of the Seller Business. The ratio of the Seller's working capital assets to all assets as of the date hereof is not materially different from that reflected in the April 30, 1997 balance sheet.

     E. MATERIAL CONTRACTS AND OBLIGATIONS. The Seller has made available to the Purchaser true and correct copies of all Purchased Commitments which are in written form and any amendments thereto. Except as set forth on SCHEDULE 5.1(E)(I), each Purchased Commitment which is material to the operation of the Business (and in any case, each of the Seller Leases described on SCHEDULE 1.2(A)(4)) is and will be in full force and effect immediately following the Transfer thereof at the Closing and represents the valid and binding obligation of each of the parties thereto.

          (ii) With respect to:

               (A) each Purchased Commitment, including without limitation the Seller Leases, to which the Seller is a party, each of the Seller and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the date hereof and the Seller is not (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, and the Seller has not received any notice of any default (whether monetary or nonmonetary) or termination of any such Purchased Commitment from any other party thereto; and

               (B) each Non-Purchased Commitment to which the Seller is a party, each of the Seller and, to the knowledge of the Seller, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the date hereof.

          (iii) SCHEDULE 5.1(E)(III) sets forth Licenses currently held by the Seller and such Licenses constitute all of the Licenses required under applicable law for the conduct of the Seller's Business as conducted prior to the Closing Date. The Seller has duly obtained and legally and validly holds all Licenses identified on SCHEDULE 5.1(E)(III) as held by it. The Seller has not received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity , whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a "Legal Proceeding") nor, to the knowledge of the Seller, has any such claim, action, suit, proceeding or investigation been threatened, which would, if successful on the merits, lead to a revocation, suspension, or limitation of the rights of the Seller under any of its Licenses, and the Seller is in compliance in all material respects with each of its Licenses.

          (iv) Without limiting the generality of the foregoing, SCHEDULE 1.2(A)(4) accurately lists each Commitment, whether written or oral and including all amendments thereto, to which the Seller is a party of the type described below, and identifies each such Commitment as being either (i) a Commitment which is not a Purchased Commitment (a "Non-Purchased Commitment"), on the one hand, or (ii) a Commitment which is a Purchased Commitment, on the other hand:

               (a) Any employment, severance or consulting Commitment with any Former Seller Employee;

               (b) Any Commitment or series of related Commitments for capital expenditures or the acquisition or construction of fixed assets which requires or require aggregate future payments or expenditures in excess of $12,000 in any twelve (12) month period;

               (c) Any Commitment relating to cleanup, abatement or other actions in connection with any Environmental Condition (as hereinafter defined);

               (d) Any Commitment granting to any person a first-refusal, first-offer or other right to purchase or acquire any of the Assets;

               (e) Any license or royalty Commitment, or other Commitment with respect to Intellectual Property which pursuant to the terms thereof requires future payments to or by the Seller;

               (f) Any Commitment with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements which is not terminable without penalty on 30 days' or less prior notice or which requires (or could reasonably be expected to require, if dependent on future events) aggregate future payment or expenditures in excess of $12,000 in any twelve (12) month period;

               (g) Any Commitment under which the Seller is (1) a lessee of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity,
(3) a lessor of real property, or (4) a lessor of, or makes available for use by any third person or entity, any tangible personal property owned by the Seller, in the case of items (2) and (4) above which requires aggregate annual payments in excess of $12,000;

               (h) Any Commitment with respect to a joint venture or partnership arrangement, under which the Seller is or has agreed to become a joint venturer or partner;

               (i)  Any Commitment granting a power of attorney;

               (j) Any Commitment with respect to letters of credit, surety or other bonds or pursuant to which any assets or properties of the Seller are, or are to be, subjected to a Lien, other than Liens on Inventory securing ordinary course trade payables owing to the respective vendors of such Inventory and which are set forth or referred to on SCHEDULE 5.1(G);

               (k) Any confidentiality Commitment or Commitment limiting or restricting the ability of the Seller to enter into or engage in any market or line of business;

               (1) Any Commitment relating to (i) any borrowing or (ii) any full or partial guarantee or similar Liability in respect of any Liability of any person or entity other than the Seller; or

               (m) Any other Commitment which (1) involves aggregate future payments by or to the Seller in excess of $12,000 in any twelve (12) month period other than a purchase or sales order or other Commitment entered into in the ordinary course of the conduct of the Seller Business, (2) could reasonably result in a Material Adverse Effect, (3) has been entered into with an Affiliate of the Seller, or (4) is otherwise material to the conduct of the Seller Business or the operation or use of the Assets.

     F. TITLE TO REAL PROPERTIES: LIENS: CONDITION OF PROPERTIES. (i) The Current Locations together with the Seller's Cobb Parkway location comprise all of the real estate owned or leased by the Seller.

          (ii) (a) With respect to any Seller Lease, neither the Seller, nor to the knowledge of the Seller, any other party thereto, is in default thereunder;
(b) to the knowledge of the Seller, the Current Locations, and the Seller's use of the same, comply with all applicable zoning or similar Laws, except where the failure to so comply, individually or together with all other such failures to so comply, would not impair the conduct of the Seller Business by the Seller or by the Purchaser following the Closing; (c)

Seller has not received notice of and is not otherwise aware of any condemnation proceedings and, to the knowledge of the Seller, no condemnation proceedings have been threatened with respect to any of the Current Locations, nor has any such property been condemned; and (d) Seller has not received notice of and is not otherwise aware of any Legal Proceedings and, to the knowledge of the Seller, no Legal Proceedings have been threatened that will, with the passage of time or otherwise, result in the imposition of a mechanic's, serviceman's, materialman's or other Lien against the Real Property and Seller has not received notice of and is not otherwise aware of any mechanic's Liens otherwise imposed against the Real Property.

          (iii) The Seller has access to public roads or valid easements over private streets or private property for such ingress to and egress from each of the Current Locations as is necessary for the conduct of the Seller Business as conducted as of the date hereof, and to the knowledge of the Seller, no change therein has been proposed by any Governmental Entity. To the knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not adversely affect any such access or easements.

     G. TITLE TO ASSETS AND WACHOVIA DEBT. SCHEDULE 1.2(A)(2) sets forth substantially all of the Fixed Assets owned, leased or held by the Seller and sets forth, as to each itemized Fixed Asset, the original purchase price, and accumulated depreciation. Except as set forth on SCHEDULE 5.1(G), the Seller has good and marketable title to all Fixed Assets described in such Schedule as being owned by the Seller, and to all of the other Assets of the Seller, free and clear of all Liens other than (i) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty and which will be reflected in the Closing Balance Sheet and (ii) Liens set forth on SCHEDULE 5.1(G). The Seller represents and warrants that the total indebtedness owing by Seller to Wachovia as of the Closing, excluding the Real Estate Debt, is $5,783,308.71 (excluding post-closing presentments which will not be in excess of $1,000,000), and the payment to Wachovia made pursuant to Section 2.1(ii) has satisfied in full all obligations of the Seller to Wachovia other than obligations relating expressly, and having recourse only, to the Excluded Real Property or other Excluded Assets and not, in any case, to the Purchaser or the Assets. Except as set forth on SCHEDULE 5.1(G), each Material Fixed Asset, and all Fixed Assets in the aggregate, are in good condition, normal wear and tear excepted. The amount of the Real Estate Debt as of the Closing is $1,410,141 plus accrued interest and the amount of the SBA Debt as of the Closing does not exceed $364,818 plus accrued interest.

     H.   INTELLECTUAL PROPERTY. Set forth on SCHEDULE 1.2(A)(7) is a list of:
(i) all patents, and registrations and applications therefor which are owned by or licensed to the Seller; and (ii) all service marks and trademarks, and registrations and applications therefor, which are owned by or licensed to the Seller. Except as set forth on Schedule 5.1(H), to the knowledge of the Seller, the use of the Intellectual Property, including without limitation the use of the name "HiFi Buys" or any derivation thereof, as currently used by the Seller, does not conflict with or infringe upon any intellectual property rights of others and the Seller has received no written notice of a conflict with the asserted rights of others in connection with the Seller's use of any of the Intellectual Property that has not been satisfied or withdrawn. Except as set forth in the preceding sentence, Seller makes no representation or warranty whatsoever, whether express or implied, as to its ownership of or right to use the name "HiFi Buys" or any derivation thereof. Except as set forth in SCHEDULE 5.1(H), the Seller has the right to assign to the Purchaser its ownership and all of its rights to use the Intellectual Property owned or used by it or licensed to it.

     I. LITIGATION. Except as set forth in SCHEDULE 5.1(I), there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any predecessors or Affiliates of Seller including, without limitation, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document. The Seller is not in default with respect to any Order. The Seller Business is operated and has been operated in all material respects in compliance with all applicable Laws.

     J.   COMPLIANCE WITH LAWS.

          (i) To the Seller's knowledge: (a) the Seller has no Liability under any, (and the Seller is presently in compliance with all) Environmental Laws and other Laws applicable to (1) the Current Locations, and any facilities and operations thereon, or (2) any other location which the Seller or any Affiliate have at any time leased or owned, or at which the Seller or any Affiliate have at any time conducted any activities or operations, including without limitation the Seller Business (all such other locations, the "Other Locations"); (b) the Seller has all Licenses necessary under all applicable Environmental Laws and other Laws for the conduct of the Seller Business, its activities and operations at the Current Locations and for any past or ongoing alterations or improvements at the Current Locations, which Licenses are listed on SCHEDULE 5.1(E)(III); (c) except as set forth on SCHEDULE 5.1(J), to the Seller's knowledge there exists no Environmental Condition with respect to any of the Current Locations or any of the Other Locations or any facilities or operations thereon; (d) except as set forth on SCHEDULE 5.1(J), the Seller has not generated, transported, treated, stored, handled, disposed, or transferred, any Hazardous Material, except in connection with the Seller Business and in compliance with all applicable Environmental Laws; (e) there has been no Release or Threat of Release (as such terms are hereinafter defined) of any Hazardous Material at, on, under or in the immediate vicinity of any of the Current Locations or any of the Other Locations which would necessitate any investigation or remediation activity as required under the Environmental Laws; (f) except as set forth on
SCHEDULE 5.1(J), the Seller has received no notice under the citizen suit provisions of any Environmental Law in connection with any of the Current Locations or any of the Other Locations or any facilities or operations thereon;
(g) except as set forth on SCHEDULE 5.1(J), the Seller has received no request for information, notice, demand letter, or notice of a Legal Proceeding with respect to any Environmental Condition relating to any of the Current Locations or any of the Other Locations or any facilities or operations thereon; (h) the

Seller is not in violation of any health standards or applicable Laws relating to asbestos, lead-based paints or solvents, except for such violations as are not, individually or in the aggregate, material to the Seller's financial condition or prospects or to the Assets or the operation of the Business through the Closing Date; (i) no polychlorinated biphenyls are used or stored at any of the Current Locations; and (j) the Seller does not use any private water or sewer system at any of the Current Locations, but rather uses public water and sewer systems at all of the Current Locations.

          (ii) Without limiting the generality or effect of the foregoing,
SCHEDULE 5.1(J) lists or describes, among other things, (a) any on-site and off-site locations where the Seller or any Affiliate of the Seller or, to the knowledge of the Seller, any predecessor of the Seller or of any such Affiliate, has stored, disposed or arranged for the storage or disposal of any Hazardous Waste (as defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq.) subject to regulation under any Environmental Laws, and (b) to the knowledge of the Seller any underground or above ground storage tanks which are regulated under Environmental Laws, and the capacity and contents of such tanks, currently or previously located at or on any of the Current Locations.

          (iii) For purposes of this Agreement, the following terms shall have the following meanings:

               (a) "ENVIRONMENT" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium.

               (b) "ENVIRONMENTAL CONDITION" shall mean any Release of Hazardous Materials to the Environment; whether or not yet discovered, which could reasonably be expected to result, or has resulted, in any material damage, loss, cost, expense, claim, demand, Order or Liability to or against the Seller by any third party (including without limitation any Governmental Entity) under any Environmental Law.

               (c) "HAZARDOUS MATERIAL" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, asbestos, lead-based paints, or oil or other petroleum product, as any of the foregoing may be defined in any Environmental Law.

               (d) "RELEASE" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment.

               (e) "THREAT OF RELEASE" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

               (f) "GOVERNMENTAL ENTITY" shall mean any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

     K. EMPLOYEE BENEFITS. (i) SCHEDULE 5.1(K) accurately lists all of the senior management and other key employees of Seller as of the date hereof and all of the other employees of Seller as of April 30, 1997 (the "Seller Employees") and all Benefit Plans and all Benefit Arrangements which are material to the Seller's employment relationship with any Seller Employee. Except as set forth on SCHEDULE 5.1(K), each Benefit Plan complies in all material respects and has been operated and administered in all material respects in accordance with the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent that ERISA is applicable, and all other applicable Laws; no "reportable event," "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Benefit Plan; and each Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA has been determined by the Internal Revenue Service (the "IRS") to be qualified under
Section 401(a) of the Code and remains so qualified. Except as set forth on
SCHEDULE 5.1(K), neither any Seller Employee or Former Employee nor any beneficiary or dependent of any such Seller Employee or Former Employee is or may become entitled to postemployment benefits of any kind by reason of their employment by the Seller or termination of such employment including without limitation death or medical benefits (whether or not insured) and no Seller Employee or Former Employee will have rights to any severance payment or any other benefits by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, other than coverage, if any, mandated by Section 4980B of the Code, with respect to which the Seller shall provide in a timely manner appropriate COBRA notices relating to continuation coverage (and which constitutes an Excluded Liability). The Seller has furnished the Purchaser copies of all material plan documents and other material documents relating to the Benefit Plans and Benefit Arrangements. The Seller has terminated any Benefit Plan which is qualified under Section 401(a) of the Code.

     (ii) For purposes of this Agreement:

          (a) the term "Former Employees" means all employees formerly employed by the Seller, including any person on long-term leave of absence or long-term disability;

          (b) the term "Benefit Plan" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA and which is required to be maintained or contributed to by the Seller or in which the Seller participates or under which the Seller has any obligation to make any contributions or other payments or provides any benefits with respect to Seller Employees and/or their spouses or beneficiaries, including (1) any such plan that is an "employee welfare benefit plan" as defined in Section 3(l) of ERISA, including retiree medical and life insurance plans and (2) any such plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA;

          (c) the term "Benefit Arrangements" means all employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts that the Seller is providing or is obligated to provide, or under which the Seller has any obligation to make any contributions or other payments, with respect to Seller Employees or Former Employees and/or their respective spouses or beneficiaries, other than Benefit Plans.

     L. LABOR RELATIONS. The Seller is not a party to or subject to any collective bargaining agreements. Except as set forth on SCHEDULE 5.1(L) or
SCHEDULE 5.1(K): (i) the Seller has no written or oral contracts of employment with any Seller Employee; (ii) there are, and since January 1, 1994 have been, no strikes or work slowdowns pending or, to the knowledge of the Seller, threatened, against or affecting the Seller Business, and (iii) the Seller is not currently a party to, and, to the knowledge of the Seller, has not been threatened with, any Legal Proceeding by any Seller Employee or Former Employee arising out of employment by the Seller, including without limitation any such Legal Proceeding or other proceeding for unlawful employment practices or discrimination in employment. To the knowledge of the Seller, no union organizational campaign is or has been, pending or instituted with respect to the employees of the Seller Business.

     M. INSURANCE POLICIES. SCHEDULE 5.1(M) accurately lists all policies of Insurance currently maintained by the Seller, which have been purchased with respect to the periods identified on such Schedule, including without limitation those purchased with respect to any periods which include the Closing Date. Except as set forth on SCHEDULE 5.1(M), (i) all such Insurance is in full force and effect, (ii) all premiums, including any current retrospective premiums or other like arrangement with respect to such policies of Insurance which are currently maintained have been paid when due with respect to all periods prior to the Closing, (iii) no notice of cancellation or termination has been received by the Seller with respect to any such policy of Insurance, (iv) no claim is currently reserved or, to the knowledge of the Seller, should be reserved under any policy of Insurance involving an amount in excess of $15,000, and (v) all such Insurance is so-called "occurrence-based" Insurance. Except as set forth on
SCHEDULE 5.1(M), the Seller has and in the past has had no Insurance which is or was maintained as self-insurance.

     N. TAXES. (i) All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by the Seller have been filed on a timely basis under the Laws of each applicable jurisdiction. All such Tax Returns were complete and accurate as filed in all material respects. All Taxes shown as owing on each such Tax Return and all other

Taxes owed by the Seller have been paid when due. Except as set forth on
SCHEDULE 5.1(N), the Seller has not executed or filed with the IRS or any other taxing authority any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Seller Business or the Assets.

          (ii) No claim for assessment or collection of Taxes relating to or otherwise affecting the Seller, the Seller Business or the Assets is currently pending or, to the Seller's knowledge, has been asserted against the Seller. The Seller is not a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting the Seller, the Seller Business or the Assets nor does the Seller have any knowledge of any basis for any such Legal Proceeding.

          (iii) Except as set forth on SCHEDULE 5.1(N)(III), no waivers of statutes of limitation in respect of any Tax Returns relating to or otherwise affecting the Seller, the Seller Business or the Assets have been given or requested by the Seller nor has the Seller agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Seller, the Seller Business or the Assets. The federal income Tax Returns of, or which include, the Seller for all periods to and including any period ended prior to January 1, 1994, have either been examined by the IRS or the period of limitations for the assessment or collection of any deficiency with respect to such period has expired. Except as noted on SCHEDULE 5.1(N)(III), no claim has been made within the past five years, or, to the Seller's knowledge, at any other time, by a Governmental Entity in a jurisdiction where the Seller does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction relating to or otherwise affecting the Seller, the Seller Business or the Assets nor is the Seller aware that any such assertion of jurisdiction is threatened. No security interests have been imposed upon or asserted against any of the Assets or the Excluded Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax. No ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Seller with respect to the Seller, the Seller Business or any Assets.

          (iv) Neither the Seller nor any Affiliate is obligated to make any payments that may constitute "excess parachute payments," as defined in Section 280G of the Code. Neither the Seller nor any Affiliate is a party to any agreement that is or may be characterized as a lease under the safe-harbor leasing provisions of Section 168(f)(8) (now repealed) of the Internal Revenue Code of 1954 that would result in any Asset being treated as owned by another person. None of the Assets is tax exempt use property within the meaning of
Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code.

          (v) There is no claim or dispute concerning any Tax liability of the Seller either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Seller or any Affiliate (or any such employees responsible for Tax matters) has any knowledge based upon personal contact with any agent of any Governmental Entity. The Seller has made available to the Purchaser true and correct copies of the federal income Tax Returns filed with respect to the Seller for tax years, 1992, 1993, 1994, 1995 and 1996. Except for the 1994 Tax Return, no such Tax Returns have been audited or are currently the subject of audit. As to the audit of the 1994 Tax Return referred to above, such audit has been fully settled and all amounts, if any, required to be paid pursuant to the determination thereof have been paid by Seller except that the federal adjustments have not been reported to the State of Georgia for state tax purposes, but any resulting tax will be the responsibility of Seller or its shareholders and constitute an Excluded Liability. The Seller has made available to the Purchaser correct and complete copies of all examination reports and statements of deficiencies accrued against or agreed to by any of the Seller or such Affiliates since January 1, 1992.

          (vi) Neither the Seller nor any such Affiliate has entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party.

          (vii) The Seller has and all such Affiliates have withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

          (viii) None of the Assets is held in an arrangement for which Tax Returns as a partnership have been or may be filed.

     O. PRODUCTS. Without limiting the generality of Section 5.1(J), with respect to each of the products currently sold in the Seller Business, there is no and has not been any failure by the Seller to comply with any applicable and material Law relating to product specifications or disclosures, including without limitation any so-called "Consumer Protection" Laws.

     P. ASSETS NECESSARY TO CONDUCT BUSINESS. The Assets, together with the Lease and Excluded Assets, comprise all of the assets necessary to operate the Seller Business as conducted by the Seller prior to Closing.

     Q. SOLVENCY. Both as of the date of this Agreement and taking into account the transactions contemplated hereby and the intended or otherwise anticipated disposition of the proceeds thereof, (i) the aggregate fair market value of the Seller's assets is now and will then be greater than the Seller's Liabilities; (ii) the Seller is now and will then be able to pay its then-existing debts as they become due in the ordinary course, and (ii) the fair salable value of the Seller's assets is now and will then be greater than the amount that will be required to pay the Seller's probable liability on its then-existing debts as they become due.

     R. BROKERS' FEES. The Seller has made no agreement or taken any other action which will cause the Purchaser to become obligated for any broker's or other fee or commission as a result of any of the transactions contemplated by this Agreement.

     S. DISCLOSURE. No representation or warranty by the Seller contained in this Agreement, the Disclosure Schedule or any certificate or other instrument furnished or to be furnished at or after the Closing by or on behalf of the Seller to the Purchaser pursuant to Section 3.2(A) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided therein.

     T. HART-SCOTT-RODINO. The annual net sales and total assets (as defined in 16CFR ss.801.11) of the "person" (as defined in 16 CFR ss.801.1) which includes the Seller for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as of December 31, 1996 were each less than $100,000,000.

     U. UNITED STATES REAL PROPERTY INTERESTS. Less than fifty percent (50%) of the fair market value of the Assets are United States Real Property Interests, as such term is defined in Section 897(c) of the Internal Revenue Code of 1986, as amended.


                                   ARTICLE VI

          Representations and Warranties and Covenants of the Purchaser

     SECTION 6.1 REPRESENTATIONS AND WARRANTIES. The Purchaser represents and warrants to the Seller that:

     A. CORPORATE EXISTENCE AND QUALIFICATION OF THE PURCHASER; DUE EXECUTION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly qualified to conduct business as a foreign corporation in every jurisdiction in which its ownership or lease of property or conduct of its business makes such qualification necessary, except for such jurisdictions in which the Purchaser's failure to be so qualified, individually or together with any other failure to qualify, would not materially impair the Purchaser's ability to perform its obligations hereunder. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Seller, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

     B. NO VIOLATION. Neither the execution and delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Law applicable to the Purchaser; (ii) violates or will violate any Order applicable to the Purchaser; (iii) results or will result in a breach of or default under the Articles of Organization or bylaws of the Purchaser or conflicts or will conflict with or results or will result in any breach of any Commitment applicable to the Purchaser. Except as set forth in SCHEDULE 6.1(B), no consent, authorization or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Closing Documents to be executed by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby, provided, however, that Purchaser is relying upon the representations of the Seller set forth in Section 5.1(T) for purposes of compliance with the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

     C. LITIGATION. Except as set forth in SCHEDULE 6.1(C), there are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any predecessors or Affiliates of Purchaser that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Documents. The Purchaser is not in default with respect to any Order.

     D. BROKERS' FEES. The Purchaser has not made any agreement or taken any other action which will cause the Seller to become obligated for any broker's or other fee or commission as a result of any of the transactions contemplated by this Agreement.

     E. HART-SCOTT-RODINO. The annual net sales and total assets (as defined in 16CFR ss.801.11) of the "person" (as defined in 16 CFR ss.801.1) which includes the Purchaser for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as of December 31, 1996 were each less than $100,000,000.

     F. SOLVENCY. Both as of the date of this Agreement and taking into account the transactions contemplated hereby and the intended or otherwise anticipated disposition of the proceeds thereof, (i) the aggregate fair market value of the Purchaser's assets is now and will then be greater than the Purchaser's Liabilities; (ii) the Purchaser is now and will then be able to pay its then-existing debts as they become due in the ordinary course; and (iii) the fair salable value of the Purchaser's assets is now and will then be greater than the amount that will be required to pay the Purchaser's probable liability on its then existing debts as they become due.

     G. DISCLOSURE. No representation or warranty by the Purchaser contained in this Agreement, or any certificate or other instrument furnished at the Closing by or on behalf of the Purchaser to the Seller pursuant to Section 3.2(B) contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided therein.

     SECTION 6.2 COVENANTS. The Purchaser hereby covenants and agrees with the Seller as follows:

     A. BOOKS AND RECORDS; PERSONNEL. For a period of seven years after the Closing Date (or such longer period as may be required by any Law or any ongoing Legal Proceeding), the Purchaser will not dispose of or destroy the business records of the Purchaser (including without limitation those businesses records pertaining to the Seller Business delivered to Purchaser by Seller at Closing) to the extent existing on the date hereof and relating to the Assets or the Business ("Purchaser Business Records"). If the Purchaser wishes to dispose of or destroy any of the Purchaser Business Records after that time, it shall first give 30 days' prior written notice to the Seller, and the Seller shall have the right, at its option and with the Seller bearing responsibility for all of its out-of-pocket expenses therefor, upon prior written notice to the Purchaser within such 30-day period, to take possession of the requested Purchaser Business Records (leaving copies thereof with the Purchaser if so requested by the Purchaser, with the Purchaser bearing responsibility for all of its out-of-pocket expenses for such copies) within 60 days after the date of the Seller's delivery of its notice to the Purchaser.

     B. COOPERATION. From and after the Closing Date, Purchaser will make available to Seller, upon written request and at no additional charge to Seller, the assistance of Purchaser's payroll and accounts payable personnel where such assistance is reasonably required in connection with (i) the termination by Seller of Seller's Defined Contribution Plan provided by Lincoln National Life Insurance Co. and the roll-over or payout of restated amounts under such plan and other general matters or (ii) the disbursement by Seller of any sales or other taxes; provided the foregoing obligations shall not require the Purchaser to expend any amount of money to accomplish either of the foregoing (i) or (ii) and all expenses and other amounts relating thereto shall be the sole responsibility of and be paid by the Seller. Without limiting Section 4.2(H), Seller and Purchaser hereby acknowledge that in no event shall Purchaser have any liability with respect to Seller's Profit Sharing Plan or for severance or termination payout thereunder, all of which are and shall remain Excluded Liabilities.

     C. OPERATION OF BUSINESS. In light of the Closing Balance Sheet being computed as of May 31, 1997 and the Closing occurring on May 30, 1997, during the period from Closing until 11:59 p.m. eastern daylight time on May 31, 1997, Purchaser shall operate the Business in the ordinary course consistent with Seller's past practices.

                                   ARTICLE VII

                               Covenants of Seller

     The Seller hereby covenants and agrees with the Purchaser as follows:

     SECTION 7.1 BOOKS AND RECORDS; PERSONNEL. For a period of seven years after the Closing Date (or such longer period as may be required by any Law or any ongoing Legal Proceeding), the Seller will not dispose of or destroy those business records of the Seller Business or primarily relating to the Seller Business which are not delivered to the Purchaser at Closing ("Retained Records"). If the Seller wishes to dispose of or destroy any of the Retained Records after that time, it shall first give 30 days' prior written notice to the Purchaser, and the Purchaser shall have the right, at its option and with the Purchaser bearing responsibility for all of its out-of-pocket expenses therefor, upon prior written notice to the Seller within such 30-day period, to take possession of the requested Retained Records (leaving copies thereof with the Seller if so requested by the Seller, with the Seller bearing responsibility for all of its out-of-pocket expenses for such copies) within 60 days after the date of the Purchaser's delivery of its notice to the Seller.

     SECTION 7.2. TAXES. From and after the Closing, the Seller will make available to the Purchaser, upon written request and with the Purchaser bearing responsibility for all of its out-of-pocket expenses therefor, the Seller personnel or representatives under Seller's control whose assistance or participation is reasonably required by the Purchaser in anticipation of, or preparation for, existing or future Legal Proceedings, Tax Return preparation, audits or other matters in which the Purchaser or any of its Affiliates is involved and that is related to the Seller Business. The Seller will reasonably cooperate with the Purchaser in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Seller Business (or the income therefrom or assets thereof).

     SECTION 7.3 CORPORATE NAME. Without in any way limiting the right, title or interest that the Purchaser is acquiring hereunder in or to the trademarks and service marks described in Section 1.2(A)(7), the Seller shall after the Closing change all signage and stationery and otherwise discontinue the use of the name "HiFi Buys", the phrase "Audio Video and a Boatload of Know How" or any combination or derivation of the foregoing or any other names, or trademarks or service marks related to or used in the Seller Business. After the Closing, the Seller shall not use any of the Intellectual Property.

     SECTION 7.4 NON-COMPETITION.

     A. COVENANT NOT TO COMPETE. Absent the prior written consent of the Purchaser, the Seller shall not at any time after the Closing Date: (1) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise that: (a) distributes or sells consumer electronic or entertainment products; or (b) otherwise competes with the business of Purchaser as it exists immediately following the Closing, i.e., including the Seller Business as of the Closing Date; or (2) directly or indirectly solicit, induce or attempt to induce any person employed by the Purchaser residing in the Restricted Territory to enter the employ of Seller or any other person or entity (all of the foregoing covenants collectively, the "Covenant Not to Compete"). For purposes of this Agreement, "Restricted Territory" shall mean the United States of America. The Seller shall not, at any time after the Closing, divulge, or permit to be divulged to others, or use in any way any Proprietary Information (as defined below) except (a) in accordance with the Purchaser's prior written authorization, or (b) as may be required by applicable Laws, but, to the extent practicable, only after the Seller has given the Purchaser not less than ten
(10) business days' notice that the Seller has been ordered by a Governmental Entity to make such disclosure and describing the circumstances surrounding such required disclosure and the Purchaser has had a reasonable opportunity thereafter to petition such government entity for IN CAMERA treatment, or other appropriate safeguards against the dissemination beyond or by such Governmental Entity, of the information so ordered disclosed.

     As used herein, the term "Proprietary Information" shall mean:

          (a) All inventions, discoveries, ideas, research, engineering methods, practices, processes, systems, formulae, designs, products, projects, improvements and developments owned or used by the Seller (on or prior to the Closing Date) or the Purchaser, or which otherwise are included in the Assets or relate to the Seller Business, and which are not lawfully in the public domain; and

          (b) All client and customer lists, pricing information and trade secrets owned or used by the Seller (on or prior to the Closing Date) or the Purchaser, or which otherwise comprise Assets or relate to the Seller Business; and any other data, information, documents or forms pertaining to the financial condition, business affairs or prospects of the Seller (as of the Closing Date) or the Purchaser, or which otherwise comprise Assets or relate to the Seller Business, including, without limitation, any such information relative to customers or suppliers, samples, sketches, bulletins, memoranda, correspondence, forms and records (including financial statements), information concerning sources of supply, costs of manufacture and sale and specifications of equipment; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection.

Notwithstanding the foregoing, the term "Proprietary Information" shall not include any of the foregoing information or materials (i) to the extent they relate to the Excluded Assets; (ii) that have become generally known to the public through no wrongful act of the Seller or any of its Affiliates; (iii) that have been lawfully received by the Seller from a third party without restriction on disclosure and without a breach by the third party of any obligation of confidentiality; or (iv) that are independently developed by the Seller without use of any Proprietary Information.

     B. EQUITABLE RELIEF. The Seller and the Purchaser each acknowledge that any breach of the covenants contained in Section 7.5(A) would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate. The Seller and the Purchaser each acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser shall be entitled to injunctive relief and other equitable relief to prevent a breach of any such covenant.

     C. JUDICIAL DETERMINATIONS. It is the desire and intent of the parties to this Agreement that the provisions of this Section 7.4 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.4 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 7.4 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

     SECTION 7.5 DISCHARGE OF EXCLUDED LIABILITIES AND BULK SALES LIABILITIES. Without limiting the provisions of Sections 4.2 or 9.14 hereof, the Seller acknowledges that it is retaining all Excluded Liabilities. The Seller hereby agrees and covenants that it shall, at all times following Closing, perform, pay or discharge, to the extent not theretofore performed, paid or discharged, any and all Excluded Liabilities and (to the extent not constituting Excluded Liabilities) any Bulk Sales Liabilities in each case in accordance with their respective terms.

     SECTION 7.6 CHANGE OF NAME. Seller agrees and covenants that it shall, as of the Closing, take all necessary steps, including filing any and all necessary notices or documents, to change its name to "HFB Associates Corp." and permit and transfer to Purchaser all of its right title and interest in and to the use of the names listed in Section 1.2A.

                                  ARTICLE VIII

                               Certain Tax Matters

     SECTION 8.1 OBLIGATION FOR CERTAIN TAXES. All sales, use, transfer, stamp, conveyance, value added or other similar taxes (but excluding in any case all income taxes of Seller or its Affiliates which shall remain their own Liabilities), duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the Assets will be borne one half by the Seller and one half by the Purchaser. Notwithstanding that the Purchaser may be the party who actually delivers payment to the applicable authority, the parties hereto agree that the responsibility for 1997 personal property, ad valorem taxes, transferable business license fees and real estate taxes payable under Seller Leases with respect to the Assets shall be prorated between Seller and Purchaser as of the Closing Date based on the best information available to the parties. Should such proration be inaccurate based on the actual ad valorem tax bill when received, either Seller or Purchaser, as the case may be, may demand and shall be entitled to receive on demand a payment from the other correcting such malapportionment.

     SECTION 8.2 ALLOCATION OF PURCHASE PRICE. The Seller and the Purchaser agree that the Purchase Price shall be allocated among the Assets and the covenants of the Seller set forth in Section 7.4(A) as they shall mutually agree; provided the parties agree in any case that the Seller will allocate $1,000 of value to the Warrant. The Purchaser and the Seller will jointly prepare Form 8594 pursuant to Section 1060 of the Code, on a basis consistent with such allocation, and none of the parties hereto will take any position with any Governmental Entity, including without limitation in its federal, state and local Tax Returns, inconsistent therewith.

     SECTION 8.3 SELLER TAX RETURNS. The Seller will prepare and file or cause to be prepared and filed all Tax Returns for the Seller that are required to be filed with respect to the Seller through the Closing Date. The Seller will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. The Seller will pay all Taxes (or, if applicable, reimburse Purchaser for the payment of such Taxes) attributable to taxable periods ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.

     SECTION 8.4 CERTAIN DEFINITIONS. For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers' compensation, severance, windfall, profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code
Section 59A), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) "Tax Return" or "Tax Returns" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, (iii) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, capital gains, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof, and (iv) all citations of the Code or to the Treasury Regulations promulgated thereunder in this Agreement shall include any amendments or successor provisions thereto.


                                   ARTICLE IX

     SECTION 9  MISCELLANEOUS.

     SECTION 9.1 ENTIRE AGREEMENT: AMENDMENT. Each of the representations, warranties, covenants and agreements of any party hereto contained in this Agreement or the Disclosure Schedule or any certificate delivered by or on behalf of any party hereto pursuant to and which makes reference to this Agreement will be deemed incorporated and contained in this Agreement and will constitute representations and warranties of such party. This Agreement (including the Disclosure Schedule) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the Disclosure Schedule) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth in this Agreement. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Purchaser under this Agreement. No investigation or receipt of information by or on behalf of the Seller will diminish or obviate any of the representations, warranties, covenants or agreements of the Purchaser under this Agreement or the conditions to obligations of the Seller under this Agreement.

     SECTION 9.2 AMENDMENTS. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

     SECTION 9.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser after the Closing Date but may not be assigned by the Seller without the prior written consent of the Purchaser; provided, however, that any such assignment by the Purchaser shall not relieve it of its obligations hereunder.

     SECTION 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

     SECTION 9.5 HEADINGS AND SECTION REFERENCES. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

     SECTION 9.6 WAIVER. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     SECTION 9.7 EXPENSES. Except as otherwise specifically provided for in this Agreement, including without limitation in Section 2.2(F) hereof, the Seller and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its, his or their own financial consultants, accountants and counsel.

         SECTION 9.8 NOTICES. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

                       If to the Seller, to:

                              HFB Associates Corp.
                              15 South Battery Place, NE
                              Atlanta, Georgia  30342
                              Attn.:  Mr. Jeffrey Snow
                              Fax No.: (404) 843-3578

                              with a copy to:

                              Troutman Sanders LLP

                              600 Peachtree Street, N.E. Suite 5200
                              Atlanta, GA 30308-2216
                              Attn.:  Robert W. Grout, Esq.
                              Fax No.:  (404) 885-3900

                       If to the Purchaser, to:

                              New England Audio Co., Inc.
                              40 Hudson Road
                              Canton, MA 02021
                              Attn.:  Mr. Jeffrey Stone
                              Fax No.:  (617) 821-9956

                              with a copy to:

                              Goulston & Storrs, P.C.
                              400 Atlantic Avenue
                              Boston, MA 02110-3333
                              Attn.: Kitt Sawitsky, Esq.
                                     Daniel R. Avery, Esq.
                              Fax No.: (617) 574-4112

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

     SECTION 9.9 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

     SECTION 9.10 SEVERABILITY. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

     SECTION 9.11 KNOWLEDGE. Whenever "to its knowledge," "known" or a similar phrase is used to qualify a representation of the Seller, the "knowledge" so referred to shall be deemed to be (a) the actual knowledge of the officers, directors, management employees and shareholders of the Seller set forth on
SCHEDULE 9.11 hereto and (b) the knowledge reasonably imputed to such person by virtue of his or her relationship or employment responsibilities to the Seller as an officer, director, management employee or shareholder, or by virtue of his or her access to information relating to the matter which is the subject of such representation.

     SECTION 9.12 RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     SECTION 9.13. CONSENT TO SERVICE OF PROCESS. Each party hereby irrevocably consents to the service of any complaint, summons, notice or other process relating to any legal action or proceeding against it or him under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement by delivery thereof to it or him by hand, by mail or by overnight express delivery service in the manner provided for in Section 9.8 or by serving a copy thereof on any registered agent for such party in the jurisdiction in which such action or proceeding is brought. Nothing in this Section 9.13 shall affect or impair in any manner or to any extent the right of any party to serve process in any manner permitted by Law. The parties further agree that the consent provided for in this Section 9.13 are personal and solely for the benefit of the parties to this Agreement and their respective heirs and successors and are not intended for the benefit of, and may not be invoked by, any other person or third party.

     SECTION 9.14 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     A. INDEMNIFICATION BY SELLER. The Seller hereby agrees to defend and hold harmless the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to:

          (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Seller or any Affiliate of the Seller contained in this Agreement or any other of the Closing Documents, including without limitation in the Disclosure Schedule; or

          (2)  any Environmental Matters (as defined below); or

          (3) subject to the provisions of the last paragraph of Section 2.2(F), any Liabilities of the Seller or any Affiliate of the Seller other than the Assumed Liabilities; or

          (4) claims by the employees listed on Schedule 2.2B arising from their termination by Purchaser (other than claims arising on account of any commitment made by Purchaser other than to retain such employees for the 60 day period as described in Section 2.2B).

          (5)  without limiting the generality of the preceding clauses (1),
(2), (3) and (4), the operation of the Seller Business or ownership of the Assets prior to the Closing, regardless of whether such losses, assessments, Liabilities, claims, damages, costs and expenses, or the facts or circumstances relating thereto, were disclosed hereunder or in the Disclosure Schedule or otherwise, but excluding, for purposes of this clause (5), such losses, assessments, Liabilities, claims, damages, costs and expenses that constitute Assumed Liabilities or that arise from or relate to matters as to which the Purchaser has agreed to indemnify the Seller under Section 9.14(B) hereof;

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1) through (5), inclusive of this Section 9.14(A), or the matters described therein, are referred to hereinafter as the "Purchaser's Losses;" PROVIDED, however, that the Seller shall not have any obligation so to indemnify the Purchaser under this Section 9.14(A):

               (i) unless and until the Purchaser's Losses paid, incurred, suffered or accrued by the Purchaser on account of all breaches of representations and warranties exceed $50,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification in respect of all such Purchaser's Losses, including without limitation such initial $50,000 of Purchaser's Losses; or

               (ii) to the extent of the amount, if any, reflected as a liability on the Closing Balance Sheet with respect to a matter for which Purchaser seeks indemnification hereunder.

     As used above, the term "Environmental Matters" shall mean each and all of the following:

     (i) any acts, practices, or omissions on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon, or otherwise relating in any way to the Seller Business, by the Seller or its Affiliates prior to Closing, which acts, practices, or omissions are regulated by or the subject or within the jurisdiction of, or which give rise to any losses, assessments, Liabilities, claims, damages, costs or expenses under, any Environmental Laws;

     (ii) any Environmental Condition caused by Seller or of which Seller has knowledge existing at Closing on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon, or otherwise relating in any way to the Seller Business;

     (iii) the generation, manufacture, refinement, transportation, treatment, storage, handling, disposal, transfer, production or processing of any Hazardous Material by Seller or by any other person or entity of which Seller has knowledge on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon prior to the Closing, or otherwise relating in any way to the Seller Business prior to the Closing;

     (iv) any Release prior to Closing of any Hazardous Material on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon, or otherwise relating in any way to the Seller Business caused by Seller or any person or entity of which Seller has knowledge; and

     (v) the use or storage prior to Closing by Seller or any person or entity of which Seller has knowledge of any polychlorinated biphenyls on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon.

     THE SELLER ACKNOWLEDGES AND AGREES THAT THE DEFINITION OF "ENVIRONMENTAL MATTERS" ABOVE SHALL INCLUDE EACH AND ALL OF THE FOREGOING CLAUSES (i) THROUGH
(v), INCLUSIVE, REGARDLESS OF WHETHER ANY OF THE MATTERS DESCRIBED IN SUCH CLAUSES (i) THROUGH (v), INCLUSIVE, OR ANY FACTS OR CIRCUMSTANCES RELATING THERETO, HAVE BEEN DISCLOSED TO THE PURCHASER IN THIS AGREEMENT OR IN THE DISCLOSURE SCHEDULES HERETO OR OTHERWISE, AND THAT THE INDEMNIFICATION OBLIGATIONS WITH RESPECT TO ENVIRONMENTAL MATTERS PURSUANT TO THIS SECTION 9.14 SHALL EXIST IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY SUCH DISCLOSURE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER ACKNOWLEDGES AND AGREES THAT TO THE EXTENT THAT ANY OF THE MATTERS DISCLOSED ON SCHEDULE 5.1(J) CONSTITUTE ENVIRONMENTAL MATTERS, SUCH INDEMNIFICATION OBLIGATIONS SHALL EXIST IN FULL FORCE AND EFFECT WITH RESPECT TO SUCH MATTERS NOTWITHSTANDING SUCH DISCLOSURE.

     B. INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or any Affiliate of Purchaser contained in this Agreement (including, without limitation, the Schedules hereto) or any other of the Closing Documents; (2) the Purchaser's failure to perform, pay or discharge, in accordance with their respective terms, the Assumed Liabilities; (3) employment discrimination by the Purchaser in the hiring or failing to hire by the Purchaser on or following the Closing Date, those individuals who were, immediately prior to the Closing, Seller Employees; or (4) without limiting the generality of the preceding clauses (1), (2) and
(3), the operation of the Business or ownership of the Assets following Closing, but excluding for purposes of this clause (4), such losses, assessments, Liabilities, claims, damages, costs and expenses arising from or relating to matters as to which the Seller has agreed to indemnify the Purchaser under
Section 9.14(A) hereof. All such losses, assessments, liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1) through (4), inclusive of this Section 9.14(B), or the matters described therein, are referred to hereinafter as the "Seller's Losses." The Seller expressly agrees hereby that the Purchaser is not indemnifying the Seller or any other party against any claims made by any employee of the Seller with respect to termination of such employee's employment prior to or at Closing, regardless of the basis upon which any such claim is brought, and any such claim shall be a Liability of the Seller and shall constitute an Excluded Liability.

     C. SURVIVAL. The Seller's representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties, shall survive the Closing and shall expire and terminate on May 30, 2000, unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Seller, on or prior to such date, in which case such representations and warranties so breached or alleged to have been breached, and such indemnification obligations relating thereto, shall not so expire and terminate as to the breach or alleged breach set forth in such written notice until resolution of such breach or alleged breach. Notwithstanding the foregoing or anything else to the contrary herein:

          (1) the representations and warranties of the Seller set forth in Sections 5.1(J), Section 5.1(K), and Section 5.1(N) of this Agreement, and any covenants or agreements of the Seller under this Agreement (except to the extent a covenant herein requires Seller to pay amounts resulting from a breach of any representation or warranty which covenant shall be subject to the same limitations on survival as applicable to the respective representation and warranty to which it relates) and any and all indemnification obligations relating thereto or otherwise provided in Section 9.14(A), (2) through (5) inclusive, shall not so expire or otherwise terminate on May 30, 2000, but shall survive indefinitely, unless earlier expiring in accordance with their respective terms;

          (2) the representations and warranties of Seller set forth in Sections 5.1(C), 5.1(D), 5.1(L), 5.1 (M), 5.1(Q), 5.1(R) of this Agreement shall expire and terminate on May 30, 1998 unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Seller, on or prior to such date, in which case such representations and warranties so breached or alleged to have been breached, and such indemnification obligations relating thereto, shall not so expire and terminate as to the breach or alleged breach set forth in such written notice until resolution of such breach or alleged breach; and

          (3)   the representations and warranties of Seller set forth in
Section 5.1(E) of this Agreement shall expire and terminate on June 30, 1999 unless written notice by the Purchaser of a breach or alleged breach thereof has been provided to the Seller, on or prior to such date, in which case such representations and warranties so breached or alleged to have been breached, and such indemnification obligations relating thereto, shall not so expire and terminate as to the breach or alleged breach set forth in such written notice until resolution of such breach or alleged breach.

     The Purchaser's representations and warranties under this Agreement, and its indemnification obligations arising solely from such representations and warranties, shall survive the Closing and shall expire and terminate on May 30, 2000, unless written notice by the Seller of a breach or alleged breach thereof has been provided to the Purchaser on or prior to such date, in which case such representations and warranties so breached or alleged to have been breached, and such indemnification obligations relating thereto, shall not so expire and terminate. Notwithstanding the foregoing or anything else to the contrary herein, any covenants or agreements of the Purchaser hereunder (to the extent not constituting breaches of Purchaser's representations and warranties) and any and all indemnification obligations relating thereto (including, without limitation, Purchaser's indemnification obligations under Sections 9.14(B)(2)-(4)) shall not so expire or otherwise terminate on May 30, 2000, but shall survive indefinitely, unless earlier expiring in accordance with their respective terms.

     D. LIMITATION ON INDEMNIFICATION LIABILITY IN CERTAIN CASES. The maximum aggregate liability of the Seller under Section 9.14(A)(1) for any one or more breaches of the Seller's representations or warranties pursuant to this Agreement shall be $8,000,000, which maximum aggregate liability shall be reduced by $1,000,000 at the end of each fiscal quarter of Purchaser, beginning with the fiscal quarter ending September 30, 1997, until such maximum aggregate liability is reduced to zero; provided, however, that such limitation on the liability of the Seller shall not apply to, and there shall be no limit to the liability of the Seller to the Purchaser under Section 9.14(A)(1) or otherwise on account of any breach of the representations or warranties set forth in
Section 5.1(J), Section 5.1(K), or Section 5.1(N) of this Agreement. Notwithstanding anything herein to the contrary, and without limiting the preceding proviso clause, in no event shall there be any cap or limit on the liability of the Seller to the Purchaser under or in connection with this Agreement except as expressly limited pursuant to the preceding sentence and as set forth in Section 9.17, and there shall be no such cap or limit on any such liability on account of any breach by the Seller of any of its covenants or agreements hereunder (except to the extent such liability arises from a breach of Seller's representations and warranties, in which case such cap or limit shall be the cap or limit applicable to such breach). PROCEEDINGS UNDER THIS
SECTION 9.14 SHALL BE THE SELLER'S AND PURCHASER'S SOLE AND EXCLUSIVE REMEDY AGAINST THE OTHER WITH

RESPECT TO ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THAT THE CLAIM OF THE SELLER OR THE PURCHASER, AS THE CASE MAY BE, ARISES FROM OR RELATES TO THE FRAUD OR THE INTENTIONAL DECEPTION OF THE OTHER PARTY. The Purchaser may at any time and from time to time set off and appropriate any and all amounts owing to it pursuant to indemnification obligations of Seller arising under or in connection with this Agreement, pursuant to those setoff rights set forth in the Promissory Note and the Warrant and the exercise of such rights of setoff shall be in addition to each and every right granted under this ss.9.14 and such setoff rights may be exercised independently or in conjunction with every other right granted under this ss.9.14.

     E. PROCEDURES. (i) In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 9.14, the party seeking indemnification ("Indemnitee") shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought ("Indemnitor"), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor's ability to adequately defend such Legal Proceeding.

          (ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 9.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 9.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser's Losses or Seller's Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee's costs and expenses arising therefrom or relating thereto shall constitute Purchaser's Losses, if the Indemnitee is the Purchaser, or Seller's Losses, if the Indemnitee is the Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim upon receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser's or Seller's Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser's or Seller's Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

          (iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee which is not immediately paid or reimbursed in full by the Indemnitor on account of its indemnification obligation hereunder or which would otherwise adversely affect the Assets or the Seller Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser's Losses or Seller's Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

          (iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified against by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier's check within 30 days after the date of such notice. Any and all Purchaser's Losses or Seller's Losses, other than those described in the preceding sentence (including Purchaser's Losses or Seller's Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser's Losses or Seller's Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser's Losses or Seller's Losses, as the case may be, as frequently as it reasonably deems appropriate, and the proper amount of any such Purchaser's Losses or Seller's Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier's check, within 30 days after the date of such invoice.

     SECTION 9.15 CERTAIN EMPLOYMENT MATTERS. The Purchaser acknowledges that it is, simultaneously with the Closing, offering employment to certain of the Seller Employees. Any such employment shall be on terms established by the Purchaser and such Seller Employees, and, without limiting the generality of the foregoing, the Seller acknowledges that such terms are not necessarily comparable to the terms applicable to the prior employment of such Seller Employees by the Seller (including, without limitation terms relating to Benefit Plans and Benefit Arrangements provided by the Seller).

     SECTION 9.16 CERTAIN DEFINITIONS AND INTERPRETIVE MATTERS.

     A. CERTAIN DEFINITIONS. Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (ii) "or" is disjunctive but not necessarily exclusive, and (iii) the term "Affiliate" has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, and, when the term is used with reference to the Seller, includes, in any case and without limitation, each of Jeffrey Snow, Kerri Snow, Richard Snow, David Ginsburg and Walter Liederman. All references to "$" or dollar amounts mean lawful currency of the United States of America. The term "Laws" shall mean any foreign or domestic, federal, state, county or local statute, law, ordinance, rule, regulation, or court or administrative order, judgment or ruling.

     B. INTERPRETIVE MATTERS. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     C. SPECIFIC DEFINED TERMS. The following defined terms are defined in the respective Sections of this Agreement as set forth below:

         Defined Term                                      Section Defined In
         ------------                                      ------------------

"Adjusted Cash Payment"                                        2.2(A)
"Affiliate"                                                    9.16(A)
"Agreed Upon Accounting Standards"                             2.2(F)
"Assets"                                                       1.1
"Assumed Liabilities"                                          4.1
"Benefit Arrangements"                                         5.1(K)(ii)(c)
"Benefit Plans"                                                5.1(K)(ii)(b)
"Bulk Sales Liabilities"                                       4.2(I)
"Business"                                                     1.2(C)(1)
"Closing"                                                      3.1
"Closing Balance Sheet"                                        2.2(F)
"Closing Date"                                                 3.1
"Closing Net Asset Value"                                      2.2(A)
"Closing Net Asset Value Statement"                            2.2(B)
"Closing Documents"                                            3.2(B)
"Code"                                                         3.2(A)(9)
"Commitments"                                                  1.2(A)(4)
"Corporate Records"                                            1.2(B)(2)

"Covenant Not to Compete"                                      7.4(A)
"Current Locations"                                            1.2(C)(3)
"December Balance Sheet"                                       5.1(C)(i)
"Disclosure Schedule"                                          1.2(C)(2)
"Dispute Accountants"                                          2.2(D)
"Dispute Notice"                                               2.2(C)
"Employee Vacation Liabilities"                                2.2(F)
"Environment"                                                  5.1(J)(iii)(a)
"Environmental Conditions"                                     5.1(J)(iii)(b)
"Environmental Laws"                                           4.2(G)
"ERISA"                                                        5.1(K)(i)
"Escrow Agreement"                                             3.2(A)(2)
"Excluded Assets"                                              1.2(B)
"Excluded Liabilities"                                         4.2
"Excluded Personality"                                         1.2(B)(5)
"Excluded Real Property"                                       1.2(B)(5)
"Final Closing Net Asset Value Statement"                      2.2(D)
"Fixed Asset Register"                                         1.2(A)(2)
"Fixed Assets"                                                 1.2(A)(2)
"Former Employees"                                             5.1(K)(ii)(a)
"GAAP"                                                         2.2(F)
"Governmental Entity"                                          5.1(J)(iii)(f)
"Hazardous Material"                                           5.1(J)(iii)(c)
"Income Tax" or "Income Taxes"                                 8.4(iii)
"Indemnitee"                                                   9.14(E)(i)
"Indemnitor"                                                   9.14(E)(i)
"Insurance"                                                    4.2(A)
"Intellectual Property"                                        1.2(A)(7)
"Inventory"                                                    1.2(A)(3)
"IRS"                                                          5.1(K)(i)
"Knowledge"                                                    9.11
"Law"                                                          9.16(A)
"Leased Real Properties"                                       1.2(A)(9)
"Lease"                                                        3.2(A)(3)
"Legal Proceeding"                                             5.1(E)(iii)
"Liabilities"                                                  4.2
"Licenses"                                                     5.1(E)(iii)
"Manufacturer's Warranties                                     1.2(A)(12)
"Material Adverse Effect"                                      5.1(A)
"Non-Purchased Assets"                                         1.2(B)(7)
"Non-Purchased Commitments"                                    5.1(E)(iv)
"November Balance Sheet"                                       5.1(C)(iii)
"November Net Asset Value"                                     2.2(A)
"Order"                                                        5.1(B)
"Other Locations"                                              5.1(J)(i)(a)

"Promissory Note"                                              3.2(B)(4)
"Properties"                                                   1.1
"Proprietary Information"                                      7.4(A)
"Purchased Commitments"                                        1.2(A)(4)
"Purchaser"                                                    intro. Paragraph
"Purchaser Business Records"                                   6.2(A)
"Purchaser's Accountants"                                      2.2(B)
"Purchaser's Losses"                                           9.14(A)
"Receivables"                                                  1.2(A)(1)
"Release"                                                      5.1(J)(iii)(d)
"Restricted Territory"                                         7.4(A)
"Retained Records"                                             7.1
"Seller's Accountants"                                         2.2(C)
"Seller's Losses"                                              9.14(B)
"Seller"                                                       intro. Paragraph
"Seller Business"                                              1.2(C)(1)
"Seller Employees"                                             5.1(K)(i)
"Seller Leases"                                                1.2(A)(9)
"Tax" or "Taxes"                                               8.4(i)
"Tax Return" or "Tax Returns"                                  8.4(ii)
"Threat of Release"                                            5.1(J)(iii)(e)
"Transfer"                                                     1.1
"Unadjusted Cash Payment"                                      2.1
"Wachovia"                                                     2.1
"Wachovia Debt"                                                2.2(F)
"Warrant"                                                      3.2(B)(5)


     SECTION 9.17. SELLER'S INDEMNIFICATION FOR CERTAIN ENVIRONMENTAL PROBLEMS. Without limiting the provisions of Section 9.14(A) and in addition thereto but subject to the limitation set forth in this Section 9.17, the Seller hereby agrees to indemnify and hold harmless the Purchaser for forty-percent (40%) of any losses, assessments, liabilities, claims, damages, costs, and expenses actually suffered by Seller arising out of any of the following:

     (a) any Environmental Condition existing at Closing on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon and which are not covered by Seller's indemnification obligations set forth in Section 9.14(A)(2);

     (b) the generation, manufacture, refinement, transportation, treatment, storage, handling, disposal, transfer, production or processing of any Hazardous Material prior to Closing on, at or relating to the Current Locations or the Other Locations or any facilities or operations thereon and which are not covered by Seller's indemnification obligations set forth in Section 9.14(A)(2); or

     (c) any Release prior to Closing of any Hazardous Material on, at or relating to the Current Location or Other Locations or any Facilities or Operations thereon and which are not covered by Seller's indemnification obligations set forth in Section 9.14(A)(2);

PROVIDED, HOWEVER, that the maximum liability of Seller under this Section 9.17 shall not exceed One Hundred Thousand Dollars ($100,000); and

PROVIDED FURTHER that Purchaser shall not have the right to assign the benefits of the provisions of this Section 9.17 to any other person or entity. Seller's indemnification obligations under this Section 9.17 shall survive indefinitely.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                                        HIFI BUYS INCORPORATED


                                        By: /s/ Jeffrey Snow
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


                                            NEW ENGLAND AUDIO CO., INC.


                                        By: /s/ Jeffrey S. Stone
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------

                                   APPENDIX A
                                   ----------


Exhibit A         -        Escrow Agreement

Exhibit B         -        Lease

Exhibit C-1       -        Seller's Officer's Certificate

Exhibit C-2       -        Purchaser's Officer's Certificate

Exhibit D         -        Opinion of Counsel for Seller

Exhibit E         -        Certificate of Non-Foreign Status for Seller

Exhibit F         -        Guaranty and Non-Competition Agreements

Exhibit G         -        Promissory Note

Exhibit H         -        Warrant

Exhibit I         -        Opinion of Counsel for Purchaser

                                                                      APPENDIX B
                                                                      ----------


     10. CONDUCT OF BUSINESS. During the Exclusivity Period, HiFi Buys will conduct its business only in the ordinary course on a basis consistent with past practice, will stay current with respect to all of its Liabilities, and will use its best efforts to keep available the services of its officers and employees and to maintain existing relations with distributors, dealers, licensee, associates, suppliers, customers and others having business relationships with HiFi Buys. In furtherance of the foregoing, and in any case, HiFi Buys will maintain advertising, staffing and employee compensation at current levels (and without limiting the generality of the foregoing, shall not pay any extraordinary bonuses or other employee payments), and will not pay any dividends or otherwise make distributions to its shareholders (other than reasonable compensation and distributions to shareholders for tax liabilities consistent with projected amounts previously disclosed to the Purchaser), enter into any new real estate or operating lease or terminate any such existing lease, enter into any new contract involving expenditures in excess of $25,000 (unless such contract is terminable at will with no liability to HiFi Buys or the Purchaser consents thereto in writing or is for purchases of inventory consistent with past practice), terminate any existing material contract, or take any action which could reasonably be expected to have a material adverse effect on or materially change HiFi Buys business, financial condition, or prospects. In addition, HiFi Buys will obtain or maintain, as the case may be, insurance on the Assets to be purchased covering such risks and hazards and in such amounts as are prudent and customary under the circumstances.

LIST OF SCHEDULES AND EXHIBITS FROM THE HIFI BUYS ASSET PURCHASE AGREEMENT,
---------------------------------------------------------------------------
MAY 1997
--------

The Company agrees to furnish supplementally any schedule or exhibit listed below to the Commission upon request.



HIFI BUYS ASSET PURCHASE AGREEMENT: SCHEDULES
----------------------------------------------
Schedule 1.2(A)(1)         Receivables
Schedule 1.2(A)(2)         Fixed Asset Register
Schedule 1.2(A)(4)         Commitments
Schedule 1.2(A)(5)         Prepaid Items
Schedule 1.2(A)(7)         Intellectual Property
Schedule 1.2(A)(8)         Cash and Deposits
Schedule 1.2(A)(9)         Seller Leases
Schedule 1.2(A)(11)        Permits and Licenses
Schedule 1.2(A)(12)        Manufacturers' and Vendors' Warranties
Schedule 1.2(B)(4)         Pension Plans, Etc.
Schedule 1.2(B)(5)         Certain Real Estate
Schedule 1.2(B)(7)         Other Excluded Assets
Schedule 2.2(A)            November Net Asset Value
Schedule 2.2(B)            Employees to be retained for Closing Date Net Asset
                            Value Statement
Schedule 2.2(F)            Agreed Upon Accounting Standards
Schedule 4.1               List of Assumed Liabilities
Schedule 4.2(C)            Borrowed Money
Schedule 5.1(B)            Violations
Schedule 5.1(C)(i)         Audited Financials
Schedule 5.1(C)(ii)        Unaudited Interim Financials
Schedule 5.1(C)(iii)       November Balance Sheet
Schedule 5.1(C)(iv)        Inventory not Usable or Salable in the Ordinary
                            Course
Schedule 5.1(D)            Certain Transactions
Schedule 5.1(E)(i)         Necessary Consents
Schedule 5.1(E)(iii)       Licenses
Schedule 5.1(G)            Liens
Schedule 5.1(H)            Non-Assignable Intellectual Property Rights
Schedule 5.1(I)            Legal Proceedings
Schedule 5.1(J)            Compliance with Laws
Schedule 5.1(K)            ERISA and Related Matters
Schedule 5.1(L)            Labor Matters
Schedule 5.1(M)            Insurance
Schedule 5.1(N)(i)         Tax Filing Extensions
Schedule 5.1(N)(iii)       Certain Tax Claims
Schedule 6.1(B)            Necessary Contents

Schedule 6.1(C)            Litigation
Schedule 9.11              Persons with "Knowledge"

EXHIBITS
--------
Exhibit A         Escrow Agreement
Exhibit B         West Liddell Lease
Exhibit C-1       Seller Officer's Certificate
Exhibit C-2       Purchaser Officer's Certificate
Exhibit D         Seller Counsel Legal Opinion
Exhibit E         Seller Certificate of Non-Foreign Status
Exhibit F         Guaranty and Non-Competition Agreements/Guaranty
Exhibit G         Subordinated Promissory Note
Exhibit H         Warrant
Exhibit I         Purchaser Counsel Legal Opinion
Exhibit J         Assignment and Assumption